ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Garth Russell
Ken Chymiak (9l8) 25l-9121	(212) 896-1250
Scott Francis (9l8) 25l-9121	grussell@kcsa.com

ADDvantage Technologies Announces Results for Fiscal 2011 Second Quarter
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Second quarter 2011 total revenue of $8.9 million and net income of $0.06 per diluted share

BROKEN ARROW, Oklahoma, May 10, 2011 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY), today announced its results for the three and six month periods ended March 31, 2011.

Revenue for the three month period ended March 31, 2011 was $8.9 million compared to $12.1 million in the same period a year ago.  Sales of new equipment were $6.4 million for the three months ended March 31, 2011 as compared to $7.8 million for the three months ended March 31, 2010.  Net refurbished equipment sales were $1.3 million for the three months ended March 31, 2011 as compared to $2.9 million for the same period last year.  The decrease in refurbished equipment sales was primarily due to a decrease in sales of digital converter boxes of $1.0 million.  Service revenue was $1.2 million for the three months ended March 31, 2011 as compared to $1.4 million for the same period last year. This decline was primarily attributable to the closure of the Tulsat-West facility in the fiscal first quarter of 2011.

Net income attributable to common shareholders in the second quarter of fiscal 2011 was $0.6 million, or $0.06 per diluted share, as compared to $1.1 million, or $0.11 per diluted share, in the same period last year.

For the six months ended March 31, 2011, revenue decreased to $18.1 million from $22.3 million, for the same period last year.

Net income attributable to common stockholders for the six month period was $1.3 million, or $0.13 per diluted share, as compared to $1.9 million, or $0.19 per diluted share, for the first six months of fiscal 2010.

Ken Chymiak, President and CEO, commented, “During the second quarter of fiscal 2011, we maintained gross margins of approximately 30% and positive net income of approximately $0.6 million, while total revenue declined due to a number of external market factors continuing to affect the cable industry. Specifically, the cable television industry is experiencing a prolonged period of limited capital expenditures by MSOs on plant expansion projects and bandwidth upgrades in order to further conserve cash.  We believe that returning equipment sales to pre-recession levels will be difficult to achieve until these plant expansions and bandwidth upgrades occur at the larger MSOs.  Also, over the next several quarters we will continue to assess the full impact that Tulsat’s new reseller contract with Cisco will have on our business.

“The positive cash flow we are generating in our business has allowed us to build our cash position to $10.2 million at March 31, 2011, up from $3.5 million at March 31, 2010.  We anticipate our cash position to continue to increase as a result of our profitable operations and from our continued reduction in the level of inventory.  While our inventory will be reduced, we plan on maintaining the inventory on-hand, or available to us via our supply channels, to meet our customers’ demands once they increase their capital expenditures.  As a result of the strong cash position we have established, we are regularly evaluating strategic ways to leverage our cash reserves in order to support the growth of our business and increase shareholder value,” concluded Mr. Chymiak.

Earnings Conference Call

As previously announced, the Company’s earnings conference call is scheduled for 12:00 p.m. Eastern Time on Tuesday, May 10, 2011.  The conference call will be available via webcast and can be accessed through the Investor Relations section of ADDvantage's website, www.addvantagetech.com. Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast.  The dial-in number for the conference call is (888) 427-9421 or (719) 325-2196 for international participants.  All dial-in participants must use the following code to access the call: 9022792. Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available through May 24, 2011 at (877) 870-5176 (domestic) or (858) 384-5517 (international). Participants must use the following code to access the replay of the call: 9022792. The online archive of the webcast will be available on the Company's website for 30 days following the call.

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. supplies the cable television (CATV) industry with a comprehensive line of new and used system-critical network equipment and hardware from leading manufacturers, including Cisco, Motorola and Fujitsu Frontech North America, as well as operating a national network of technical repair centers. The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the broad range of communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Nebraska, Tulsat-Texas, NCS Industries, ComTech Services and Broadband Remarketing International. For more information, please visit the corporate web site at www.addvantagetech.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

(Tables follow)

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(UNAUDITED)

	Three Months Ended March 31,		Six Months Ended March 31,
	2011	2010	2011	2010
Sales:
Net new sales income	$6,417,153	$7,792,774	$12,942,166	$14,362,687
Net refurbished sales income	1,299,781	2,851,964	2,701,282	5,120,767
Net service income	1,179,771	1,410,783	2,482,703	2,791,288
Total net sales	8,896,705	12,055,521	18,126,151	22,274,742
Cost of sales	6,211,995	8,435,725	12,561,876	15,324,606
Gross profit	2,684,710	3,619,796	5,564,275	6,950,136
Operating, selling, general and administrative expenses	1,545,141	1,675,312	3,043,647	3,406,079
Income from operations	1,139,569	1,944,484	2,520,628	3,544,057
Interest expense	174,863	200,639	360,287	412,573
Income before provision for income taxes	964,706	1,743,845	2,160,341	3,131,484
Provision for income taxes	366,000	662,000	821,000	1,190,000
Net income attributable to common shareholders	598,706	1,081,845	1,339,341	1,941,484

Other comprehensive income:
Unrealized gain (loss) on interest rate swap, net of taxes	83,622	(46,318)	230,791	45,662

Comprehensive income	$682,328	$1,035,527	$1,570,132	$1,987,146

Earnings per share:
Basic	$0.06	$0.11	$0.13	$0.19
Diluted	$0.06	$0.11	$0.13	$0.19
Shares used in per share calculation:
Basic	10,154,355	10,125,870	10,149,163	10,132,658
Diluted	10,164,046	10,129,100	10,160,414	10,135,888

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	March 31, 2011 (unaudited)	September 30, 2010 (audited)
Assets
Current assets:
Cash and cash equivalents	$10,243,259	$8,739,151
Accounts receivable, net of allowance of $300,000	3,225,444	4,905,733
Income tax refund receivable	60,327	203,405
Inventories, net of allowance for excess and obsolete
inventory of $2,717,000 and $2,545,000, respectively	27,035,115	27,410,722
Prepaid expenses	166,642	92,567
Deferred income taxes	1,471,000	1,423,000
Total current assets	42,201,787	42,774,578

Net property and equipment	7,021,318	7,224,256

Other assets:
Deferred income taxes	521,000	678,000
Goodwill	1,560,183	1,560,183
Other assets	11,236	23,236
Total other assets	2,092,419	2,261,419

Total assets	$51,315,524	$52,260,253

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,933,391	$2,751,498
Accrued expenses	840,275	1,340,414
Notes payable – current portion	1,814,008	1,814,008
Total current liabilities	4,587,674	5,905,920

Notes payable	11,151,124	12,058,128
Other liabilities	880,892	1,252,683

Shareholders’ equity:
Common stock, $.01 par value; 30,000,000 shares authorized;10,394,589 and 10,367,934 shares issued, respectively; and 10,170,625 and 10,143,970 shares outstanding, respectively	103,946	103,679
Paid in capital	(5,989,073)	(6,070,986)
Retained earnings	41,533,132	40,193,791
Accumulated other comprehensive income (loss):
Unrealized loss on interest rate swap, net of tax	(545,892)	(776,683)
	35,102,113	33,449,801

Less: Treasury stock, 223,964 shares, at cost	(406,279)	(406,279)
Total shareholders’ equity	34,695,834	33,043,522

Total liabilities and shareholders’ equity	$51,315,524	$52,260,253